AGREEMENT

This Agreement (the "**Agreement**"), dated effective as of March 26, 2009, is entered into by and among Oriental Excel Enterprises Limited., a BVI corporation (the "**BVI Co.**" or the "**Company**"), Mrs. LAI WaiChi, a citizen of Hong Kong, Mr. An Fengbin, a citizen of the PRC.

WHEREAS, Mrs. LAI WaiChi holds 100% of the equity interests of the Company. In order to retain and attract Mr. An Fengbin as the Chief Executive Officer and Chairman of a wholly-owned subsidiary of the Company (the "**US Co.**"), and to make sure that the general revenue growth rate and net income of the US Co. can match criteria as agreed, Mrs. LAI WaiChi has agreed to transfer 96% of the Company's common stock (as equitably adjusted for any stock splits, stock combinations, stock dividends or similar transactions) (the "Transfer Share") to Mr An Fengbin in the event the US Co. satisfies certain thresholds.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

1. Representations of Mrs. LAI WaiChi and the Company Mrs. LAI WaiChi and the Company each hereby represent and warrant, severally and jointly, as to itself only, to Mr. An Fengbin as follows:

(a) All of the Transfer Share are validly issued, fully paid and nonassessable shares of the Company, and free and clear of all pledges, liens and encumbrances. Upon any transfer of the Transfer Share to Mr. An Fengbin hereunder, Mr. An Fengbin will receive full right, title and authority to such shares as holders of common stock of the Company.

(b) Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of the Company pursuant to the terms of any indenture, mortgage, deed of trust or other agreement or instrument binding upon the Company, other than such breaches, defaults or liens which would not have a material adverse effect taken as a whole.

(c) Mrs. LAI WaiChi has carefully considered and understands its obligations and rights under this Agreement, and in furtherance thereof (i) has consulted with his legal and other advisors with respect thereto, and (ii) hereby forever waives and agrees that it may not assert any equitable defenses in any proceeding involving the Transfer Share.

2. Disbursement of the Transfer Share.

Mrs. LAI WaiChi agrees that Mr. An Fengbin may select one of the following two schedules as the conditions upon the satisfaction of which the Transfer Share will be delivered to Mr. An Fengbin.

Schedule 1:

If Mr. An Fengbin enters into a binding employment agreement with US Co. and agrees to serve as Chief Executive Officer and Chairman of US Co. for a term of no less than five (5) years, Mrs. LAI WaiChi will transfer all or part of

the Transfer Share to Mr. An Fengbin for no consideration at any time three (3) years after the signing of this Agreement as specified by Mr. An Fengbin.

Schedule 2:

Under Schedule 2, Mrs. LAI WaiChi will deliver Mr. An Fengbin the Transfer Share upon the satisfaction of following Condition A through Condition C:

Condition A. Mrs. LAI WaiChi agrees that in the event that the Net Income reported in the Consolidated Annual Report of the US Co. for the fiscal year ended December 31, 2010, as filed with the Securities and Exchange Commission (the "**Commission**") on Form 10-K (or such other form appropriate for such purpose as promulgated by the Commission) (the "**2010 Annual Report**") is no less than $2 million or the general revenue growth rate of the US Co. for the fiscal year ending December 31, 2010, as reported in the Annual Report is no less than 8%, Mrs. LAI WaiChi will transfer one third (1/3) of the Transfer Share to Mr. An Fengbin for no consideration at any time specified by Mr. An Fengbin within five (5) years following the satisfaction of Condition A.

Condition B. Mrs. LAI WaiChi agrees that in the event that the Net Income reported in the Annual Report of the US Co. US Co. for the fiscal year ending December 31, 2011 (the "**2011 Annual Report**") is no less than $2.3 million or the general revenue growth rate of the US Co. for the fiscal year ending December 31, 2011 is no less than 9%, Mrs. LAI WaiChi will transfer one third (1/3) of the Transfer Share to Mr. An Fengbin for no consideration at any time specified by Mr. An Fengbin within five (5) years following the satisfaction of Condition B.

Condition C. Mrs. LAI WaiChi agrees that in the event that the Net Income reported in the Annual Report of the US Co. for the fiscal year ending December 31, 2012 (the "2012 Annual Report"), is no less than $2.6 million or the general revenue growth rate of the US Co. for the fiscal year ending December 31, 2012 is no less than 10%, Mrs. LAI WaiChi will transfer the rest one third (1/3) of the Transfer Share to Mr. An Fengbin for no consideration at any time specified by Mr. An Fengbin within five (5) years following the satisfaction of Condition C.

3. Duration. This Agreement shall terminate upon the distribution of all the Transfer Share in accordance with the terms of this Agreement.

4. Notice. All notices, communications and instructions required or desired to be given under this Agreement must be in writing and shall be deemed to be duly given if sent by overnight courier, to the addresses listed on the signature pages hereto.

5. Execution in Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

6 Assignment and Modification. This Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of Mr. An Fengbin. This Agreement and the rights and obligations hereunder of Mrs. LAI WaiChi may not be assigned by Mrs. LAI WaiChi. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by the Company, Mrs. LAI WaiChi and Mr. An Fengbin. This Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person.

7. Applicable Law. This Agreement shall be governed by, and construed in accordance with the laws of Hong Kong.

8. Dispute Resolution.

(a) Negotiation Between Parties. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement.

(b) Arbitration. In the event the parties are unable to settle a dispute between them regarding this Agreement in accordance with subsection (a) above, such dispute shall be referred to and finally settled by arbitration at Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules (the "**UNCITRAL Rules**") in effect, which rules are deemed to be incorporated by reference into this subsection (b). The arbitration tribunal shall consist of three arbitrators to be appointed according to the UNCITRAL Rules. The language of the arbitration shall be English.

9. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date set forth opposite their respective names.

Oriental Excel Enterprises Limited.

By:
Name: Mrs. LAI WaiChi
Title: Director
Address: Mill Mall, Suite 6, Wickhams Cay 1, P0 Box 3085, Road Town, Tortola, British Virgin Islands

By:
Name: Mrs. LAI WaiChi
Address: FLAT 2018, CHOI WU HOUSE, CHOI YUEN ESTATE, SHEK WU HUI SHEUNG SHUI NEW TERRITORIES

By:
Name: Mr. An Fengbin
Address: No.1 Bintao Garden, Binhai West Road, Xigang District, Dalian, Liaoning Province, P.R.China